Exhibit (e)(11)

Restricted Shares Agreement – Senior Management Team

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

RESTRICTED SHARES AGREEMENT

Senior Management Team

pursuant to the

INTERXION HOLDING N.V.

2013 AMENDED INTERNATIONAL EQUITY BASED INCENTIVE PLAN

THE UNDERSIGNED:

I.	The public company InterXion Holding N.V., having its registered seat at Amsterdam, The Netherlands (hereinafter referred to as the “Company”); and

II.	Participant Name, residing at Personal Address (hereinafter referred to as the “Participant”),

WHEREAS:

(i)

The Company operates the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan (the “Plan”) whereby Restricted Shares may be granted from time to time in accordance with the terms of the Plan;

(ii)	The Company has selected the Participant, and the Participant wishes to participate in the Plan.

NOW THEREFORE PARTIES AGREE AS FOLLOWS:

Article 1 – General

1.1

The capitalized terms in this Restricted Shares Agreement (the “Agreement”) shall, unless otherwise defined or the context otherwise requires, have the same definition as in the Plan. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2	The Participant has received a copy of the Plan, and accepts and agrees to the terms and conditions thereof.

Article 2 – Award of Restricted Shares

2.1	Award of Restricted Shares. The Company herewith awards to the Participant # Restricted Shares, which award of Restricted Shares the Participant herewith accepts.

2.2	Award Date. The date on which the Restricted Shares are awarded is Award Date.

2.3	Considerations. No considerations shall be payable by the Participant.

Interxion Restricted Share Agreement – Date, Participant Name

Restricted Shares Agreement – Senior Management Team

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

2.4	Vesting of the Restricted Shares. The Restricted Shares will vest in four equal annual installments. The first installment of the Award will vest 1 year after the Award Date.

2.5	Shareholder Rights. The Participant shall have no right as a holder of the Share until the date on which such Shares have vested and have been released to the Participant.

2.6

Internal code insider trading and restrictions on exercise of Restricted Shares. The Company has adopted an internal code for the prevention of insider trading. This internal code imposes certain restrictions with respect to trading in all or part of the Restricted Shares on certain Participants who qualify as an insider (i) whilst possessing of material non-public information in respect of the Company and/or (ii) during certain “blackout periods”. The Participant has received a copy of this internal code and agrees to adhere to the terms and conditions thereof, as may be changed from time to time.

2.7

Change of Control. If after a Change of Control of the Company (including any of its successors), this agreement is terminated, if the employment agreement or management agreement between the Participant and the Company (including any of its successors) is terminated by the Company (including any of its successors) other than for cause, or if the Participant is offered a function which is a material demotion (including but not limited to Common Control being exercised by a person that consolidates or merges the Company into its own operational structure or that of its subsidiaries) to his current position, all Restricted Shares will vest and become exercisable immediately.

“Change of Control of the Company” means:

(i)

any merger or consolidation of the Company with or into any other person or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any person or a group of persons under Common Control, not currently controlling the Company acquires Common Control of the Company or of its transferee(s) or surviving persons, or

(ii)

any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions.

“Common Control” means, with respect to any person, the power to control, directly or indirectly, greater than 50% of the voting interest of all shares by such a person or the ability to appoint or elect more than 50% of the board of directors or other equivalent governing board by such a person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise.

Interxion Restricted Share Agreement – Date, Participant Name

Restricted Shares Agreement – Senior Management Team

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

Article 3 – Entire agreement

3.1

The entire Agreement between the parties hereto is contained herein and, subject to the terms and conditions hereof, in the Plan and this Agreement and the Plan cancels and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

3.2

If an individual provision of this Agreement should become invalid in whole or in part, this shall not affect the validity of the remaining provisions. In such a case, the parties are obliged to replace the invalid provision by a valid provision which comes as close as legally possible to what was intended by the invalid provision.

Article 4 – Governing law and Jurisdiction

4.1	Governing law. This Agreement shall be governed by and shall be construed in accordance with the law of The Netherlands.

4.2

Jurisdiction. The Company and the Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of the courts of Amsterdam.

THUS AGREED AND SIGNED IN TWOFOLD,

InterXion Holding N.V.	Participant Name

BY:	DATE:

TITLE:	PLACE:

DATE:

PLACE:

Interxion Restricted Share Agreement – Date, Participant Name